EXHIBIT 10.7

April 30, 2023

TG Venture Acquisition Corp. 1390
Market Street, Suite 200
San Francisco, CA 94102

Attention:          Pui Lan Patrick Tsang

Chief Executive Officer, Chairman and Director

Dear Mr. Tsang:

Reference is hereby made to the letter agreement dated as of December 23, 2022 (the “Agreement”), between TG Venture Acquisition Corp. (collectively, with its subsidiaries and affiliates, the “Company”) and ThinkEquity LLC (“ThinkEquity”) concerning ThinkEquity providing Advisory Services to the Company. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement. The parties have agreed that the Advisory Services shall also include seeking to identify investors to enter into a non-redemption agreement(s) (each a “Non-Redemption Agreement”) with the Company.

Accordingly, the following paragraph is added to the section titled FEES:

In connection with any Non-Redemption Agreement that the Company enters into with an investor procured by ThinkEquity, the Company shall pay to ThinkEquity an advisory fee equal to $0.10 USD per share of the Company’s stock subject to non-redemption under such agreement, which fee shall be paid to ThinkEquity on or before May 12, 2023.

[Signature page to follow]

17 State Street, 41st Floor
Think Equity	New York, NY 10004
Member of NYSE, FINRA & SIPC	Tel: 646-968-9355
EAST\203004189.2

Except as expressly amended hereby, all of the terms and conditions of the Agreement shall remain unamended and in full force and effect. Please acknowledge your agreement to the foregoing, by signing in the space provided below. This letter may be executed in multiple counterparts and shall otherwise be governed by the terms and provisions of the Agreement.

Very truly yours

THINK EQUITY LLC

By:	/s/ Eric Lord
	Name:	Eric Lord
	Title:	Head of Investment Banking

Accepted and agreed to as of the date first written above:

TG VENTURE ACQUISITION CORP.

By:	/s/ Patrick Tsang
	Name:	Patrick Tsang
	Title:	CEO

Annex A

The Company hereby agrees to indemnify and hold harmless ThinkEquity and its affiliates (within the meaning of the Securities Act of 1933), and each of ThinkEquity’s and its affiliates’ respective past, present and future partners, managers, members, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended) (each of ThinkEquity and such other person or entity is hereinafter referred to as an “Indemnified Person”), to the fullest extent lawful from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Person may become subject, related to or arising out of, or in connection with, ThinkEquity’s engagement under this Agreement (whether occurring before, at, or after the date hereof) (collectively, the “Losses”) and will reimburse any Indemnified Person for all reasonable and documented legal and other reasonable and documented expenses as they are incurred, including expenses in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, inquiry, proceeding or investigation arising therefrom, whether or not such Indemnified Person is a party (collectively, the “Expenses”). The Company will not be responsible under the foregoing indemnification provision to the extent that such Loss has been finally judicially determined to have resulted from actions taken or omitted to be taken by such Indemnified Person due to such Indemnified Person’s gross negligence, willful misconduct or bad faith.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold any Indemnified Person harmless, the Company shall pay to or on behalf of such Indemnified Person contributions for Losses or Expenses so that each Indemnified Person ultimately bears only a portion of such Losses and Expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company and its stockholders on the other hand in connection with the Acquisition, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) but also the relative fault of each such Indemnified Person, respectively, and the Company and its stockholders as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all Losses and Expenses hereunder exceed the amount of the fees actually received by ThinkEquity pursuant to this Agreement. The respective relative benefits received by ThinkEquity and the Company in connection with any Acquisition will be deemed to be in the same proportion as the aggregate fees paid or proposed to be paid to ThinkEquity in connection with the Acquisition bears to the aggregate consideration paid or proposed to be paid in the Acquisition, whether or not consummated.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against the Company pursuant to this Agreement, notify the Company in writing of the commencement thereof, but omission to so notify the Company will not relieve the Company from any liability which the Company may have to any Indemnified Person, except to the extent that the Company suffers actual prejudice as a result of such failure; provided, however, under no circumstances will such omission relieve the Company from its obligations to indemnify any Indemnified Person pursuant to applicable statutory law, common law, or contractual obligations otherwise than hereunder. The Company will have the right to control and assume the defense of such action or proceeding, including the employment of counsel (reasonably satisfactory to ThinkEquity) and payment of expenses of such counsel; provided, that the Company permits any Indemnified Person and counsel retained by such Indemnified Person at such Indemnified Person’s expense to participate in such defense. Notwithstanding the foregoing sentence, in the event (i) the Company fails to promptly assume the defense and employ counsel reasonably satisfactory to ThinkEquity, (ii) the actual or potential defendants in, or targets of, any such action or proceeding include both the Company and an Indemnified Person, and ThinkEquity shall have reasonably concluded that there may be legal defenses available to the Indemnified Person which are different from or additional to those available to the Company, the Company shall not have the right to assume the defense of such action or proceeding on the Indemnified Person’s behalf, or (iii) counsel for such Indemnified Person and the Company reasonably determine that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and such Indemnified Person, the Indemnified Person may employ separate counsel (in addition to local counsel) to represent or defend such Indemnified Person in such action or proceeding and the Company shall pay the reasonable and documented fees and disbursements of such separate counsel as incurred; provided, however, that the Company will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and Expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Persons.

The Company will not, without ThinkEquity’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of ThinkEquity and each other Indemnified Person from all liability and obligations arising therefrom (other than the portion of such liability that is found by a court of competent jurisdiction in a judgment that has become final to have resulted from such Indemnified Person’s bad faith, gross negligence, or willful misconduct) and does not include any admission of fault on the part of ThinkEquity or any other Indemnified Person. Without the Company’s prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that the Company reimburse the Indemnified Person for fees and expenses as provided in this Agreement, the Company will be liable for any settlement of any proceeding effected without the Company’s prior written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of the request for reimbursement, and (ii) the Company has not reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

If any party to this Agreement brings an action directly or indirectly based on its obligations under this Annex A, the prevailing party (as determined in a final judgment by a court of competent jurisdiction) shall be entitled to recover, in addition to any other appropriate amounts, its reasonable and documented costs and expenses in connection with such dispute, claim, or controversy, including, without limitation, its reasonable attorney fees and court costs, subject to the first paragraph under the caption “MISCELLANEOUS” of the Agreement.

The provisions of this Annex A shall apply to any modifications of this Agreement, shall be in addition to any liability that the Company may otherwise have, and shall be binding on and inure to the benefit of any of (i) the Company’s successors or assigns, (ii) each Indemnified Person, and (iii) any successor or assign of any substantial portion of the Company’s or any Indemnified Person’s business and/or assets. The provisions of this Annex A shall survive the consummation of any Acquisition, as well as any termination or completion of the relationship established by this Agreement, and shall remain operative and in full force and effect. Nothing, however, in this Annex A is intended to confer any right or remedy on any person or entity other than the parties to this Agreement and their respective successors and assigns, other than the Indemnified Persons.

If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the Company shall provide for the assumption of its obligations set forth in this Annex A by the purchaser or transferee of such assets or another party reasonably satisfactory to ThinkEquity.

The Company also agrees that no Indemnified Person will have any liability to the Company or its affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of, or in connection with, ThinkEquity’s engagement under, or any matter referred to in, this Agreement, except losses, claims, damages, liabilities and expenses incurred which have been finally judicially determined to have resulted from actions taken or omitted to be taken by such Indemnified Person due to such Indemnified Person’s gross negligence, willful misconduct or bad faith. In no event, regardless of the legal theory advanced, will any Indemnified Person or the Company be liable for any consequential, indirect, incidental or special damages of any nature. The indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Agreement.